Exhibit 99

                              For Immediate Release
                                  July 27, 2006
                              Contact: Roger Whaley
                                  803-779-0411



Carolina National Corporation Reports an Increase in Net Income of 40% for the Second Quarter of 2006.

Columbia, S.C. July 27, 2006---Carolina National Corporation (NASDAQ: CNCP), the bank holding company for Carolina National Bank and Trust Company, today reported an increase of 40% in net income for the second quarter ended June 30, 2006 as compared to the first quarter ended March 31, 2006, and a 337% increase as compared to the second quarter of 2005.

Net income for the quarter ended June 30, 2006 increased to $578,000 or $0.22 per diluted share as compared to $411,000 or $0.16 per diluted share earned during the first quarter ended March 31, 2006, and as compared to $110,796 or $0.07 per diluted share for the second quarter of 2005.

Net income for the six months ended June 30, 2006, was $989,000, or $0.37 per diluted share compared $153,000, or $0.10 per diluted share recorded for the same period last year.

Total assets ended the quarter at $182.1 million. During the first six months of 2006 total assets increased $17.3 million or 10.5%.

Total loans increased $26.0 million, or 18.8%, during the first six months of 2006. Total deposits ended the second quarter of 2006 at $150.3 million compared to $ 135.7 million as of December 31, 2005; an increase of 10.8%.

Roger Whaley, President and CEO, said, "The continued growth of loans, deposits and the expansion of our customer base, are the primary factors contributing to the increased earnings for the second quarter and first six months of 2006. We continue to be excited about our prospects for future growth and appreciate the support of our customers and shareholders."